UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BioCancell Therapeutics Inc. (Exact name of registrant as specified in its charter)
Delaware	20-4630076
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
Beck Science Center 8 Hartom St., Har Hotzvim, Jerusalem, Israel	97775
(Address of Principal Executive Office)	(Zip Code)

DBT Biopharmaceuticals Inc. 2004 Stock Incentive Plan and
BioCancell Therapeutics, Inc. 2007 Global Share Incentive Plan
(Full title of the plan)
Corporation Service Company, 2711 Centerville Road, Suite 4000, Wilmington, DE 19808
(Name and address of agent for service)
(302) 636-5400
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $.01 per share	4,024,003	$0.86	$3,460,642.58	$246.74

(1)           This registration statement registers the issuance of 4,024,003 shares of common stock (the “Common Stock”) of BioCancell Therapeutics, Inc. (the “Company”), par value $0.01, 2,000,000 of which are issuable pursuant to the BioCancell Therapeutics, Inc. 2007 Global Share Incentive Plan and 2,024,003 of which are issuable pursuant to the DBT Biopharmaceuticals Inc. 2004 Stock Incentive Plan (each a “Plan” and collectively the “Plans”).

(2)    Calculated in accordance with Rule 457(c) and (h)(1) promulgated under the Securities Act of 1933, as amended.
(3)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) of the Securities Act.  Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, filed by the Company with the SEC, are hereby incorporated by reference:

(a)	The prospectus filed pursuant to Rule 424(b) of the Securities Act (File No. 333-156252) filed with the Securities Exchange Commission on June 23, 2009; and

(b)	the Company’s Annual Report on Form 10-K for 2009 filed with the SEC on March 18, 2010.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities then offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  In no event, however, will any information that the Company discloses under Item 2.02 or 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the SEC be incorporated by reference into, or otherwise become part of, this registration statement.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that such statement is modified or superseded by a subsequently filed document which also is or is deemed to be incorporated by reference herein.  Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement except as so modified or superseded.

Item 4. Description of Securities.

N/A.

Item 5. Interests of Named Experts and Counsel.

N/A.

Item 6. Indemnification of Directors and Officers.

The Company has undertaken to indemnify its officers and directors to the full extent permitted by Delaware law for any liabilities that they may incur for any action taken as an officer or director or in any other joint venture, partnership or enterprise. The indemnification includes any monetary liability imposed on the officer or director because of a verdict, fine, penalty, settlement agreement or any other reasonable amount or expense accrued by the officer or director in connection with any threat, activity, pending procedure, claim or civil, criminal or administrative proceeding or investigation, including any activity by or on behalf of us in which the officer or director is an interested party or is liable to an interested party, or where the officer or director has been threatened that he will become an interested party due to his being an officer or director. The Company will compensate an officer or director in advance for any reasonable amount that he has paid for any claim against him (including litigation costs and the costs of preparing an adequate defense) after the officer or director agrees that he will bear the detailed costs himself if it is found that the officer or director is not entitled to receive compensation under such officer or director’s indemnification agreement or our Amended and Restated Certificate of Incorporation. The conclusion of any proceeding with a judgment, order, settlement agreement, indictment or similar conclusion against an officer or director will not give rise to the assumption that the officer or director acted in a manner other than in our best interests or, in respect to a criminal charge, had no reasonable grounds for assuming that his actions were illegal.

In a number of circumstances, an officer or director will not be entitled to indemnification or advance reimbursement for expenditures if: (i) a competent court of law has made a final verdict or order that a claim or claims against an officer or director arose out of deception or bad faith or that the officer or director was misled or, that the indemnification is not permitted under prevailing law; (ii) the verdict or order by the court stemmed from a claim regarding the Securities Exchange Act of 1934, as amended, or other federal or state laws; (iii) an act or omission occurred for which the officer or director is not entitled to receive compensation under Delaware law; (iv) the proceedings or claims were initiated by the officer or director that were not in self-defense other than proceedings brought to pay compensation or where our Board of Directors has approved of the proceedings and the decision to file them; (v) expenditures or obligations of any kind were paid directly to the officer or director by the insurance company under the directors and officers liability policy; or (vi) the claim relates to abuse of information that is not available to the public by the officer or director in all matters pertaining to the purchase and/or sale of our common stock. The Company is not obligated to compensate an officer or director for every amount paid in the framework of a settlement agreement that was drawn up by the officer or director without our written consent. The Company will not sign any settlement agreement that would affect any proceedings against an officer or director without his written consent.

The Company currently maintain directors’ and officers’ liability insurance for the purpose of paying these types of claims. The insurance policy provides coverage in an amount of $5,000,000 per claim or per the aggregate loss arising from all claims for each insurance period, and an additional coverage of up to $1,000,000 for legal expenses. The Company may decide to cancel its indemnification agreements with its officers and directors, but will still be obligated to compensate an officer or director for any claims resulting from actions prior to the cancellation of the indemnification agreement.

Item 7. Exemption from Registration Claimed.

N/A.

Item 8. Exhibits.

Exhibit No.	Description

4.1
Amended and Restated Certificate of Incorporation of BioCancell Therapeutics Inc. (incorporated by reference to the Form S-1, filed by the Company with the Securities and Exchange Commission on December 17, 2008).

4.2	Second Amended and Restated Bylaws of BioCancell Therapeutics Inc. (Incorporated by reference to the Form S-1, filed by the Company with the Securities and Exchange Commission on December 17, 2008).

5.1	Opinion of Greenberg Traurig as to the validity of the shares of the Company’s common stock (including consent).*

23.1	Consent of Somekh Chaikin, a member firm of KPMG International, Independent Registered Public Accounting Firm.*

24	Power of Attorney (included on signature page).*

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; and

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at that termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Jerusalem, Israel, on the 18th day of March, 2010.

BIOCANCELL THERAPEUTICS INC.
By: /s/ Uri Danon Name: Uri Danon Title: Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Uri Danon and Ira Weinstein and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of BioCancell Therapeutics Inc.) to sign any or all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Uri Danon Uri Danon	Chief Executive Officer and Director (Principal Executive Officer)	March 18, 2010
/s/ Ira Weinstein Ira Weinstein	Chief Financial Officer (Principal Financial and Accounting Officer)	March 18, 2010
/s/ Doron Nevo Doron Nevo	Chairman of the Board of Directors	March 18, 2010
/s/ Abraham Hochberg Abraham Hochberg	Director	March 18, 2010
Aviv Boim	Director	March 18, 2010
/s/ Hanoch Rappaport Hanoch Rappaport	Director	March 18, 2010
/s/ David Schlachet David Schlachet	Director	March 18, 2010
/s/ Orly Yarkoni Orly Yarkoni	Director	March 18, 2010

INDEX TO EXHIBITS

Exhibit No.	Description

4.1
Amended and Restated Certificate of Incorporation of BioCancell Therapeutics Inc. (incorporated by reference to the Form S-1, filed by the Company with the Securities and Exchange Commission on December 17, 2008).

4.2	Second Amended and Restated Bylaws of BioCancell Therapeutics Inc. (Incorporated by reference to the Form S-1, filed by the Company with the Securities and Exchange Commission on December 17, 2008).

5	Opinion of Greenberg Traurig as to the validity of the shares of the Company’s common stock (including consent).

23.1	Consent of Somekh Chaikin, a member firm of KPMG International, Independent Registered Public Accounting Firm.

24	Power of Attorney (included on signature page).